Exhibit 15.1

TIAN YUAN LAW FIRM

10/F, CPIC Plaza,

No. 28 FengSheng Hutong,

Xicheng District, Beijing, 100032,

P.R.China

Tel: (8610) 5776-3888;

Fax: (8610) 5776-3777.

Date: September 24, 2021

New Oriental Education & Technology Group Inc.

No. 6 Hai Dian Zhong Street

Haidian District, Beijing

100080, People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Item 3. Key Information—D. Risk Factors,” “Item 4. Information on the Company—B. Business Overview” “Item 4. Information on the Company—C Organizational Structure” and “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Revenue Recognition” and included in New Oriental Education & Technology Group Inc.’s annual report on Form 20-F for the fiscal year ended May 31, 2021 (the “Annual Report”), which will be filed by New Oriental Education & Technology Group Inc. on or after September 24, 2021, with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. We further consent to the incorporation by reference into the Registration Statements on Form S-8 (No. 333-140083, No. 333-172020 and No. 333-222724) and on Form F-3 (No. 333-249642) of New Oriental Education & Technology Group Inc. of the summary of our opinion under the headings “Item 3. Key Information—D. Risk Factors,” “Item 4. Information on the Company—B. Business Overview” “Item 4. Information on the Company—C. Organizational Structure” and “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Revenue Recognition.” We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Tian Yuan Law Firm